Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into June 6 , 2011 (the “Effective Date”), by and between TIBET PHARMACEUTICALS, INC., a company incorporated and existing under the laws of the British Virgin Islands (the “Company” and, together with all of its direct or indirect parent companies, subsidiaries, affiliates, or subsidiaries or affiliates of its parent companies, collectively referred to as the “Company Group”), and Yu Hong, an individual (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Company desires that the Executive be employed by the Company to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth.

B. The Executive desires to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.Retention and Duties.

1.1 Retention. The Company does hereby hire, engage and employ the Executive for the Period of Employment (as defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement. The Executive agrees to commence active employment with the Company on or before June 6 , 2011 (the first day of such employment is referred to as the “Employment Commencement Date”).

1.2 Duties. During the Period of Employment, the Executive shall serve the Company as its Chief Executive Officer (the “CEO”) and shall have such powers, duties and obligations consistent with such position as the Company’s Board of Directors (the “Board”) shall determine from time to time. The Executive shall be subject to such directives of the Board and the corporate policies of the Company as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Company’s business conduct and ethics policies, as they may change from time to time). During the Period of Employment, the Executive shall report solely to the Board of the Company.

1.3 No Other Employment; Minimum Time Commitment. During the Period of Employment, the Executive shall both (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company, and (ii) hold no other employment. The Executive’s service on the boards of directors (or similar body) of other business entities is subject to the approval of the Board. The Company shall have the right to require the Executive to resign from any board or similar body which he may then serve if the Board reasonably determines in writing that the Executive’s service on such board or body interferes with the effective discharge of the Executive’s duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its affiliates, successors or assigns.

1.4 No Breach of Contract. The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this Agreement) with any other person or entity.

2. Period of Employment. The “Period of Employment” shall be a period of three (3) years commencing on the Employment Commencement Date and ending at the close of business on the third (3rd) anniversary of the Employment Commencement Date (the “Termination Date”); provided, however, that this Agreement shall be automatically renewed, and the Period of Employment shall be automatically extended for one (1) additional year on the Termination Date and each anniversary of the Termination Date thereafter, unless either party gives notice, in writing, at least thirty (30) days prior to the expiration of this Agreement and the Period of Employment (including any renewal thereof) of such party’s desire to terminate the Agreement or modify its terms. The term “Period of Employment” shall include any extension thereof pursuant to the preceding sentence. Provision of notice that the Period of Employment shall not be extended or further extended, as the case may be, shall not constitute a breach of this Agreement and shall not constitute “Constructive Termination” for purposes of this Agreement. Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement.

3. Compensation.

3.1 Base Salary. The Executive’s base salary (the “Base Salary”) during the Period of Employment shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. The Executive’s Base Salary for the first twelve (12) months of the Period of Employment shall be at an annualized rate of USD30,000. The Company will review the Executive’s Base Salary at least annually. The Company will set the Executive’s rate of Base Salary for any portion of the Period of Employment after the first twelve (12) months thereof.

3.2 Incentive Bonus. During the Period of Employment, the Executive shall be eligible to receive periodic incentive bonuses under any incentive program applicable to executive officers of the Company and approved by the Board (the “Incentive Bonus”).

4. Benefits.

4.1 Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

4.2 Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and reimbursement for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies in effect from time to time.

4.3 Vacation and Other Leave. During the Period of Employment, the Executive shall accrue and be entitled to take paid vacation in accordance with the Company’s vacation policies in effect from time to time, including the Company’s policies regarding vacation accruals; provided that the Executive’s rate of vacation accrual during the Period of Employment shall be no less than three (3) weeks per year. The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

5. Termination.

5.1 Termination by the Company. The Executive’s employment by the Company, and the Period of Employment, may be terminated at any time by the Company: (i) with Cause (as defined in Section 5.5), or (ii) with no less than thirty (30) days advance notice to the Executive, without Cause, or (iii) in the event of the Executive’s death, or (iv) in the event that the Board determines in good faith that the Executive has a Disability (as defined in Section 5.5).

5.2 Termination by the Executive. The Executive’s employment by the Company, and the Period of Employment, may be terminated by the Executive with no less than thirty (30) days advance notice to the Company; provided, however, that in the case of a Constructive Termination (as defined herein), the Executive may provide immediate written notice if the Company fails to, or cannot, reasonably cure the event that gives rise to the Constructive Termination.

5.3 Benefits Upon Termination. If the Executive’s employment by the Company is terminated during the Period of Employment for any reason by the Company or by the Executive, or upon or following the expiration of the Period of Employment (in any case, the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a) The Company shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations (as defined in Section 5.5);

(b) If, during the Period of Employment, the Executive’s employment with the Company terminates as a result of an Involuntary Termination (as defined in Section 5.5), the Executive shall be entitled to the following benefits:

(i) The Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, an amount equal to one hundred percent (100%) of the Executive’s annualized Base Salary (as in effect immediately prior to the termination of the Executive’s employment). Such amount is referred to hereinafter as the “Severance Benefit.” The Company shall pay the Severance Benefit to the Executive in equal installments on a bi-weekly basis over a period of twelve (12) months following the Severance Date (the “Severance Period”).

Notwithstanding the foregoing provisions of this Section 5.3, if the Executive breaches his obligations under Section 6 of this Agreement at any time, from and after the date of such breach, the Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit.

5.4 Exclusive Remedy. The Executive agrees that the payments contemplated by Section 5.3 (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in connection with the termination of the Executive’s employment) shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Company and Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages.

5.5 Certain Defined Terms.

(a)	As used herein, “Accrued Obligations” means:

(i) any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; and

(ii) any Incentive Bonus payable pursuant to Section 3.2 with respect to any fiscal year in the Period of Employment preceding the year in which the Severance Date occurs to the extent earned by but not previously paid to the Executive; and

(iii) any reimbursement due to the Executive pursuant to Section 4.2 for expenses incurred by the Executive on or before the Severance Date.

(b) As used herein, “Cause” shall mean, as reasonably determined by the Board (excluding the Executive, if he is then a member of the Board), (i) any act of personal dishonesty taken by the Executive in connection with his responsibilities as an employee of the Company which is intended to result in substantial personal enrichment of the Executive and is reasonably likely to result in material harm to the Company, (ii) the Executive’s conviction of a crime which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by the Executive which constitutes misconduct and is materially injurious to the Company, or (iv) continued violations by the Executive of the Executive’s obligations to the Company after there has been delivered to the Executive a written demand for performance from the Company which describes the basis for the Company’s belief that the Executive has violated his obligations to the Company.

(c) As used herein, “Constructive Termination” shall mean a resignation by the Executive within thirty (30) days after the occurrence of any of the following: (i) without the Executive’s express written consent, a material reduction of the Executive’s duties, position or responsibilities relative to the Executive’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Executive from such duties, position and responsibilities, unless the Executive is provided with substantially comparable duties, position and responsibilities; (ii) without the Executive’s express written consent, a material reduction of the facilities and perquisites (including without limitation office space, location and administrative support) available to the Executive immediately prior to such reduction; (iii) a reduction by the Company of the Executive’s Base Salary or Incentive Bonus opportunity as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive’s overall benefits package is materially reduced; or (v) without the Executive’s express written consent, the relocation of the Executive to a facility or a location more than fifty (50) miles from his current location.

(d) As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 180 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period would apply.

(e) As used herein, “Involuntary Termination” shall mean a Constructive Termination or a termination of the Executive by the Company without Cause. For purposes of clarity, the term Involuntary Termination does not include a termination of the Executive’s employment due to the Executive’s death or Disability.

5.6. Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

6. Confidentiality; Non-Competition; Non-Solicitation.

6.1 Confidential Information.

The Executive hereby agrees at all times during the term of his or her employment and after termination, to hold in the strictest confidence, and not to use, except for the benefit of the Company Group, or to disclose to any person, corporation or other entity without written consent of the Company, any Confidential Information. The Executive understands that “Confidential Information” means any proprietary or confidential information of the Company Group, its affiliates, their clients, customers or partners, and the Company Group’s licensors, including, without limitation, technical data, trade secrets, research and development information, product plans, services, customer lists and customers (including, but not limited to, customers of the Company Group on whom the Executive called or with whom the Executive became acquainted during the term of his or her employment), supplier lists and suppliers, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, personnel information, marketing, finances, information about the suppliers, joint ventures, licensors, licensees, distributors and other persons with whom the Company Group does business, information regarding the skills and compensation of other employees of the Company Group or other business information disclosed to the Executive by or obtained by the Executive from the Company Group, its affiliates, or their clients, customers or partners either directly or indirectly in writing, orally or by drawings or observation of parts or equipment.

6.3 Conflicting Employment. The Executive hereby agrees that, during the term of his or her employment with the Company, he or she will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company Group is now involved or becomes involved during the term of the Executive’s employment, nor will the Executive engage in any other activities that conflict with his or her obligations to the Company without the prior written consent of the Company.

6.4 Non-Competition.

(a) The Executive hereby agrees that during the course of his or her employment and for a period of two (2) years immediately following the termination of his or her relationship with the Company for any reason, whether with or without good cause or for any or no cause, at the option either of the Company or his or herself, with or without notice, the Executive will not, without the prior written consent of the Company, (i) serve as a partner, employee, consultant, officer, director, manager, agent, associate, investor, or otherwise for, or lend his or her name (or any part, variant or formative thereof), (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, (iii) build, design, finance, acquire, lease, operate, manage, invest in, work or consult for or otherwise affiliate himself or herself with, any business, in competition with or otherwise similar to the business of the Company Group, (iv) deal, directly or indirectly, in a competitive manner with any customers doing business with the Company Group, or (v) transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), or in any other way dispose of any equity interest in the Company Group beneficially owned by the Executive, as the case may be, to any person which is competitive with any significant aspect of the business of the Company Group. The foregoing covenant shall cover the Executive’s activities in every part of the Territory in which he or she may conduct business during the term of such covenant as set forth above. “Territory” shall mean (i) the People’s Republic of China (including Hong Kong), (ii) Taiwan, (iii) the United States of America, and (iv) all other countries of the world; provided that, with respect to clauses (iii) and (iv) of this Section 6.4(a), the Company derives at least five percent (5%) of its gross revenues from such geographic area prior to the date of the termination of the Executive’s relationship with the Company.

(b) The Executive hereby acknowledges that he or she will derive significant value from the Company’s agreement to provide him or her with that Confidential Information of the Company Group to enable him or her to optimize the performance of his or her duties for the Company. The Executive hereby further acknowledges that his or her fulfillment of the obligations contained in this Agreement, including, but not limited to, his or her obligation neither to disclose nor to use the Confidential Information of the Company Group other than for the Company Group’s exclusive benefit and his or her obligation not to compete contained in subsection (a) above, is necessary to protect the Confidential Information of the Company Group and, consequently, to preserve the value and goodwill of the Company Group. The Executive hereby further acknowledges the time, geographic and scope limitations of his or her obligations under subsection (a) above are reasonable, especially in light of the Company Group’s desire to protect their Confidential Information, and that the Executive will not be precluded from gainful employment if he or she is obligated not to compete with the Company Group during the period and within the Territory as described above.

(c) The covenants contained in subsection (a) above shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in subsection (a) above. If, in any arbitration proceeding, the arbitration panel refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions of subsection (a) above are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.

(d) The Executive hereby further agrees that he or she will be compensated by the Company in the total amount equal to the greater of (i) one month’s salary or (ii) the minimum amount of compensation required by applicable law (hereinafter referred to as the “Compensation”) upon the termination of his or her employment with the Company for the covenants that the Executive makes in this Section 6.4. The Compensation will be paid by four installments, of which the first installment equal to 1/4 of the total amount of the Compensation will be paid within three months after the employment is terminated and each of the other three installments equal to 1/4 of the total amount of the Compensation will be paid per three months thereafter.

6.5 Notification of New Employer. In the event that the Executive leaves the employ of the Company, The Executive hereby grants consent to notification by the Company to his or her new employer about his or her rights and obligations under this Agreement.

6.6 Non-Solicitation. The Executive hereby agrees that for a period of two (2) years immediately following the termination of his or her relationship with the Company for any reason, whether with or without cause, he or she shall not either directly or indirectly solicit, induce, recruit or encourage any employees of the Company Group to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company Group and/or any suppliers, customers or consultants of the Company Group, either for his or herself or for any other person or entity.

6.7 Representations. The Executive hereby agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. The Executive hereby represents that the Executive’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to his or her employment by the Company. The Executive has not entered into, and hereby agrees that he or she will not enter into, any oral or written agreement in conflict with this Section 6.

7. Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such national, provincial, local or any other income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

8. Assignment. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

9. Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

10. Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

12. Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

13. Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof (including, without limitation, any offer letter or previous employment agreement). Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

14. Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

15. Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.

“COMPANY”

Tibet Pharmaceuticals, Inc.

By:	/s/ Yu Hong
Name: Yu Hong
Title: Chairman of the Board

“EXECUTIVE”

By:	/s/ Yu Hong
Name: Yu Hong